EXHIBIT 99.1

PRESS RELEASE OF REGISTRANT DATED 2-9-2004

Growth Trends Continue at EvergreenBancorp, Inc.; Total Assets and Loans Reach Record Highs of $194.7 Million and $138.5 Million as Market Share Grows

SEATTLE—(BUSINESS WIRE)—Feb. 9, 2004—EvergreenBancorp, Inc. (OTCBB:EVGG) today reported the continuation of growth trends begun during the second quarter of the 2003. Total assets reached a record $194.7 million at December 31, 2003 compared to $185.6 million at the end of the third quarter 2003, and $169.9 million at December 31, 2002, a 14.6% increase.

Increases in loan demand since mid-year fueled fourth quarter loan growth. Loans reached a record of $138.5 million dollars at year end compared to $121.5 million last year, a 14% increase. President and CEO Gerry Hatler said, “EvergreenBank continues to gain market share as loan growth is funded by a record level of deposits.” Deposits reached $152.7 million at December 31, 2003 compared to $132.2 million a year earlier, up 15.5%.

Fourth quarter earnings ended at $281,000, or $.24 per share, compared to $357,000, or $.31 per share, for the same period last year. For the full year, earnings totaled $1,036,000, or $.87 per share, compared to 1,343,000, $1.14 per share for 2002.

Hatler said that year-end results reflect additional costs associated with the successful opening of the Federal Way branch office. They also reflect a fourth quarter provision for loan losses to provide additional reserves since most loan growth occurred over the last half of the year.

The bank’s excellent credit quality overall is reflected in the year-end report with non-performing loans and loans in non-accrual ending at .48% and .61%, respectively, compared to .66% and .68% last year.

The allowance for loan losses totaled $1,636,000 at December 31, 2003, or 1.18% of total loans, compared to $1,690,000, or 1.39% last year. Two circumstances contributed to the allowance percentage change. The single largest reason was a surge in loans late in the year. Secondly, there was a fourth quarter foreclosure action on one loan, resulting in lower nonperforming loans in the allowance calculation. A portion of the loan was charged off against the allowance to accurately reflect the acquired property in the “other real estate owned” category.

With a higher proportion of earning assets in loans, net interest income improved 4.6% over the third quarter of 2003, while the net interest margin held steady at 4.95%.

For the year, noninterest income increased 14.2% due to higher fees and increased investment services commissions. Operating expense rose 9.0% and included additional professional services costs and expense associated with opening the new branch.

Fourth quarter capital management activities included the payment of a special cash dividend in October and distribution of a 10% stock dividend in November. In January 2004, the Board announced the first quarterly dividend of eights cents per share, payable February 12, 2004, to shareholders of record as of the close of business on January 30, 2004. Capital ratios remain strong with the equity-to-assets ratio at 8.5% at December 31, 2003.

“EvergreenBank is well positioned for continued growth in our balance sheet and our earnings,” Hatler said.

EvergreenBank, a wholly owned subsidiary of EvergreenBancorp, Inc. is one of the few locally owned, independent commercial banks left in the Puget Sound region. Founded in 1971, it has four offices: near I-5 in downtown Seattle, on 196th Street S.W. in Lynnwood, on 110th N.E. in Bellevue, and on S. 320th Street in Federal Way. The company’s stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbank.com to learn more.

CONTACT:	EvergreenBancorp, Inc. Bill Filer, 206-629-4263
bill.filer@evergreenbank.com
or
Creative Marketing Solutions
Nancy S. Juetten, 425-641-5214
nancy@nsjmktg.com